Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 Nos. 333-178685, 333-180731, 333-195364 and 333-217323) of Pacific Ethanol, Inc.,

(2)	Registration Statement (Form S-4 No. 333-201879) of Pacific Ethanol, Inc., and

(3)	Registration Statement (Form S-8 Nos. 333-137663, 333-169002, 333-176540, 333-185884, 333-189478, 333-196876 and 333-212070) of Pacific Ethanol, Inc.,

of our report dated April 26, 2017 with respect to the financial statements of Illinois Corn Processing, LLC as of and for the years ended December 31, 2016 and 2015, and of our report dated and March 24, 2016 with respect to the financial statements of Illinois Corn Processing, LLC as of and for the years ended December 31, 2015 and 2014, included in this Amendment No. 1 to Current Report (Form 8-K/A) of Pacific Ethanol, Inc.

/s/ Ernst & Young, LLP

St. Louis, Missouri

July 31, 2017